Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 24th day of April, 2006 (the “Effective Date”), by and between STARWOOD CMBS I LLC, a Delaware limited liability company (“Seller”), and NOBLE-DIAMONDROCK PERIMETER CENTER OWNER, LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS, Seller is the owner of the hotel facility located at 7 Concourse Parkway, Atlanta, Georgia, and commonly known as The Westin Atlanta North at Perimeter (the “Hotel”), as more specifically described in this Agreement.

WHEREAS, Seller desires to sell the Hotel to Purchaser, and Purchaser desires to purchase the Hotel from Seller, on the terms set forth in this Agreement.

WHEREAS, Franchisor (as defined herein), which is a Starwood Entity (as defined herein), will franchise the Hotel to Purchaser after the Closing (as defined herein) pursuant to the New Franchise Agreement (as defined herein) to be entered into at the Closing.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I. DEFINITIONS

A.      Definitions.  In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section I.A.

“Accounts Receivable” means all amounts which Seller is entitled to receive from the Business which are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel prior to Closing, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel prior to Closing, but expressly excluding all (i) credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing, and (ii) items of income otherwise prorated pursuant to Section XI.B or XI.C.1.

“Accrued PTO” means, with respect to any Employee, the salary and wages which such Employee is entitled to receive for any personal time off accrued or earned but unused by such Employee as of the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding and employer contributions required under Applicable Law.

“ADA Remediation Obligations” has the meaning set forth in the Limited Joinder attached hereto.

“ADA Settlement Agreement” means that certain Settlement Agreement and Release of Claims by and between Felix Esposito and Access 4 All, Inc. and Starwood CMBS I, LLC and Starwood Operator I, LLC, a copy of which is set forth in Schedule I.A.

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future Applicable Laws addressing or in any way relating to terrorist acts and acts of war.

“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assumed Liabilities” has the meaning set forth in Section II.C.

“Beverage Services Agreement” has the meaning set forth in Section VIII.C.1.

“Bookings” has the meaning set forth in Section II.A.16.

“Books and Records” has the meaning set forth in Section II.A.13.

“Broker” means Hodges Ward Elliott, Inc.

“Business” means the lodging business and all activities related thereto conducted at the Hotel, including, without limitation, (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (ii) the operation of any restaurant, food service, bar or banquet services, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and tangible Personal Property, (v) the employment of the Employees, and (vi) the payment of Taxes.

“Business Day” means any day other than a Saturday, Sunday or federal legal holiday.

“Casualty” has the meaning set forth in Section XIV.A.

“Closing” has the meaning set forth in Section X.A.

“Closing Condition Failure” means any Mutual Closing Condition Failure, Purchaser Closing Condition Failure, or Seller Closing Condition Failure which has not been waived by the applicable Party.

“Closing Date” has the meaning set forth in Section X.A.

“Closing Escrow” has the meaning set forth in Section X.B.

“Closing Escrow Agreement” has the meaning set forth in Section X.B.

“Closing Statement” has the meaning set forth in Section XI.A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Compensation” means, with respect to any Employee, all salary and wages which such Employee is entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding and employer contributions required under Applicable Law, but expressly excluding all other compensation accrued or payable to such Employee, including, without limitation, any (i) bonus or incentive compensation; (ii) Accrued PTO, sick days and personal days; and (iii) health, welfare and other benefits provided to such Employee under any Seller Employee Plans, and employer contributions to, and amounts paid or accrued under, any Seller Employee Plans for the benefit of such Employee.

“Condemnation” has the meaning set forth in Section XIV.B.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated March 11, 2005, by and between Starwood and Purchaser (or an Affiliate thereof).

“Contracts” means, collectively, the Equipment Leases and the Operating Agreements, but expressly excluding the National/Regional Operating Agreements.

“Cut-Off Time” has the meaning set forth in Section XI.B.

“Data Room Web Site” has the meaning set forth in Section IV.A.3.

“Deed” means the special or limited warranty deed delivered by Seller to Purchaser pursuant to Section X.C.1.b.

“Deposit” has the meaning set forth in Section III.B.1.

“Earnest Money” means, at the time in question, the amounts then deposited with Escrow Agent in respect of the Deposit, together with all interest and any other amounts earned thereon; provided, however, if the Closing is delayed beyond the initial scheduled Closing Date set forth in Section X.A for any reason which is not due to a Purchaser Default or a Seller Closing Condition Failure, but Seller is thereafter entitled to receive and retain the Earnest Money pursuant to the terms of this Agreement, the Earnest Money shall not in such instance include any interest earned thereon, and all such interest shall be remitted to Purchaser upon disbursement of the Earnest Money.

“Earnest Money Escrow Agreement” has the meaning set forth in Section III.B.1.

“Easement Agreements” means (i) that certain Development and Easement Agreement dated as of July 3, 2001 and recorded in Deed Book 30640, Page 8, Fulton County, Georgia, Records; (ii) that certain Air Rights Agreement dated as of July 3, 2001 and recorded in Deed Book 30640, Page 42, aforesaid records; and (iii) that certain Guest Passes Agreement dated as of July 3, 2001 and recorded in Deed Book 30640, Page 106, aforesaid records.

“Employees” means, at the time in question, all persons employed full-time or part-time at the Hotel by Seller, Starwood or any of their Affiliates.

“Employer” means Seller, Starwood or any of their Affiliates which is the applicable employer of the Employees prior to Closing.

“Employment Agreements” has the meaning set forth in Section VII.A.9.b.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Property, or (ii) violation of any Environmental Laws with respect to the Property.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, presence, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

“Environmental Liabilities” means all liabilities and obligations under any Environmental Laws arising from or in connection with the Property, including, without limitation, any obligations to obtain any licenses, permits or approvals for the use, storage, or disposal of any Hazardous Substances, or to manage, monitor, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” means those certain Environmental Reports set forth in the Data Room Web Site prepared in connection with the transactions contemplated herein with respect to the Real Property.

“Equipment Leases” has the meaning set forth in Section II.A.9.

“Escrow Agent” means the Title Company.

“Exchange Party” has the meaning set forth in Section III.D.

“Excluded IT Systems” has the meaning set forth in Section II.B.7.

“Excluded Property” has the meaning set forth in Section II.B.

“Expense Reimbursement Amount” means an amount equal to the lesser of (i) One Hundred Thousand and no/100 Dollars ($100,000.00), or (ii) the actual out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, the negotiation of this Agreement and the performance of Purchaser’s due diligence review of the Property and Business.

“F&B” has the meaning set forth in Section II.A.6.

“FF&E” has the meaning set forth in Section II.A.3.

“Franchisor” means Westin Hotel Management, L.P., a Delaware limited partnership.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel.

“Hazardous Substances” means any hazardous or toxic substances, materials, waste, pollutants or contaminants, whether in solid, semisolid, liquid or gaseous form as defined in or regulated under any Environmental Laws, including, without limitation, asbestos, toxic mold, radon, petroleum or petroleum by-products and polychlorinated biphenyls.

“Hotel Guest Data” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Starwood or its Affiliates, whether obtained or derived by Starwood, Seller or their Affiliates from: (a) guests or customers of the Hotel or any facility associated with the Hotel; (b) guests or customers of any other hotel or lodging property (including any condominium or interval ownership properties) owned, leased, operated, licensed or franchised by a Starwood Entity, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); or (c) any other sources and databases, including Starwood brand websites, Starwood central reservations database, operational data base (ODS), Starwood Preferred Guest Program, Starwood Vacation Ownership, Starwood Integrated Property System, and the STARS Direct Program.

“Hotel Guest Information” means any guest profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and other information obtained in the Ordinary Course of Business from guests of the Hotel during such guests’ stay at the Hotel or during such guests’ use of the facilities associated with the Hotel.

“Improvements” has the meaning set forth in Section II.A.2.

“Indemnification Claim” has the meaning set forth in Section XV.E.1.

“Indemnification Deductible” has the meaning set forth in Section XV.D.2.

“Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section XV.E.1.

“Indemnitor” has the meaning set forth in Section XV.E.1.

“Inspections” has the meaning set forth in Section IV.A.2.

“Intellectual Property” has the meaning set forth in Section II.A.12.

“Inventoried Baggage” has the meaning set forth in Section XII.B.

“Inventoried Safe Deposit Box” has the meaning set forth in Section XII.A.

“IT Systems” has the meaning set forth in Section II.A.5.

“Knowledge” means (i) with respect to Seller, the actual knowledge of Mr. Thomas Smith, a Senior Vice President, Joint Ventures and Dispositions at Starwood, Ms. Laura Benner, a Vice President, Joint Ventures and Dispositions at Starwood, or Marylouise Fitzgibbon, the general manager of the Hotel, each, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates, and (ii) with respect to Purchaser, (A) the actual knowledge of Mr. Mitesh B. Shah or Mr. Rodney Williams, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (B) any matter disclosed in any exhibits or schedules to this Agreement, (C) any matter disclosed in any of the Seller Due Diligence Materials or any other documents or materials provided by Seller to Purchaser in writing prior to Closing, and (D) any matter disclosed by the Inspections or in the Purchaser Due Diligence Reports. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

“Land” has the meaning set forth in Section II.A.1.

“Letter of Intent” means that certain letter of intent, dated September 8, 2005, and countersigned on September 9, 2005, as amended by that certain amendment to the letter of intent, dated September 28, 2005, and countersigned on October 12, 2005, between Starwood and Purchaser (or an Affiliate thereof) outlining the general terms of the transaction described in this Agreement.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.

“Licenses and Permits” has the meaning set forth in Section II.A.11.

“Liquor Licenses” has the meaning set forth in Section VIII.C.1.

“Mandatory Unpermitted Exceptions” has the meaning set forth in Section V.C.

“Material Casualty” has the meaning set forth in Section XIV.A.1.

“Material Condemnation” has the meaning set forth in Section XIV.B.1.

“Material Contract” means any Contract requiring aggregate annual payments in excess of Twenty-Five Thousand Dollars ($25,000) for any year during the term of such Contract after the Closing.

“Mutual Closing Condition Failure” means a failure of a Mutual Closing Condition.

“Mutual Closing Conditions” has the meaning set forth in Section IX.A.1.

“National/Regional Operating Agreements” has the meaning set forth in Section II.B.3.

“New Franchise Agreement” means that certain license agreement for the Hotel to be entered into at Closing in the form attached hereto as Exhibit B.

“New Survey Defect” has the meaning set forth in Section V.C.3.

“New Title and Survey Election Notice” has the meaning set forth in Section V.C.3.

“New Title and Survey Objection Notice” has the meaning set forth in Section V.C.3.

“New Title and Survey Response Notice” has the meaning set forth in Section V.C.3.

“New Title Exception” has the meaning set forth in Section V.C.3.

“Notice” has the meaning set forth in Section XVI.A.1.

“Operating Agreements” has the meaning set forth in Section II.A.10.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

“Permitted Exceptions” has the meaning set forth in Section V.C.2.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means the Property other than the Real Property.

“Plans and Specifications” has the meaning set forth in Section II.A.14.

“Post-Due Diligence Disclosure” has the meaning set forth in Section XVI.N.

“Property” has the meaning set forth in Section II.A.

“Prorations” has the meaning set forth in Section XI.B.

“Purchase Price” has the meaning set forth in Section III.A.

“Purchaser 401(k) Plan” has the meaning set forth in Section VIII.D.6.

“Purchaser Closing Condition Failure” has the meaning set forth in Section XIII.B.

“Purchaser Closing Conditions” has the meaning set forth in Section IX.B.1.

“Purchaser Closing Deliveries” has the meaning set forth in Section X.C.2.

“Purchaser Cure Period” has the meaning set forth in Section XIII.D.

“Purchaser Default” has the meaning set forth in Section XIII.C.

“Purchaser Documents” has the meaning set forth in Section VII.B.2.

“Purchaser Due Diligence Reports” has the meaning set forth in Section IV.A.4.

“Purchaser Indemnitees” means Purchaser and its Affiliates, Purchaser’s Inspectors, and Purchaser’s agents and contractors, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” has the meaning set forth in Section IV.A.2.

“Real Property” has the meaning set forth in Section II.A.2.

“Rehired Employees” has the meaning set forth in Section VIII.D.2.

“Remediation Completion Date” has the meaning set forth in Section VIII.K.

“Remediation Objection Notice” has the meaning set forth in Section VIII.K.

“Remediation Objection Period” has the meaning set forth in Section VIII.K.

“Remediation Work” has the meaning set forth in Section VIII.K.

“Retail Merchandise” has the meaning set forth in Section II.A.7.

“Retained Employees” has the meaning set forth in Section VIII.D.1.

“Retained Liabilities” has the meaning set forth in Section II.D.

“Seller 401(k) Plan” has the meaning set forth in Section VIII.D.6.

“Seller Closing Condition Failure” has the meaning set forth in Section XIII.D.

“Seller Closing Conditions” has the meaning set forth in Section IX.C.1.

“Seller Closing Deliveries” has the meaning set forth in Section X.C.1.

“Seller Cure Period” has the meaning set forth in Section XIII.B.

“Seller Default” has the meaning set forth in Section XIII.A.

“Seller Documents” has the meaning set forth in Section VII.A.2.

“Seller Due Diligence Materials” has the meaning set forth in Section IV.A.3.a.

“Seller Employee Plans” means all plans and programs maintained by or on behalf of Employer for the health, welfare or benefit of any Employees and/or their respective spouses, dependents or other qualified beneficiaries, including, without limitation, the Seller 401(k) Plan.

“Seller Indemnitees” means Seller, Starwood, the Employer and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Possession” means in the physical possession of any officer or employee of any Starwood Entity who has primary or day-to-day responsibility for the Business; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by any Starwood Entity, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any Starwood Entity.

“SpectraSite Agreement” means that certain Agreement for Management of Telecommunications Sites, dated March 20, 2000, from SpectraSite, as successor in interest to  Apex Site Management, Inc., and Starwood, for  telecommunication site management, as amended pursuant to that certain Amendment to Management Agreement, dated October 31, 2000.

“Starwood” means Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

“Starwood Entity” means Starwood, Seller or any of their respective Affiliates.

“Starwood Proprietary Marks” has the meaning set forth in Section II.B.2.

“Starwood Proprietary Property” has the meaning set forth in Section II.B.2.

“Supplies” has the meaning set forth in Section II.A.4.

“Survey” has the meaning set forth in Section V.B.

“Survey Defects” has the meaning set forth in Section V.C.1.

“Survival Period” has the meaning set forth in Section XV.A.1.

“Tax-Free Exchange” has the meaning set forth in Section III.D.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Property or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

“Tenant Leases” has the meaning set forth in Section II.A.8.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Title Commitment” has the meaning set forth in Section V.A.

“Title Company” means Stewart Title of Colorado, Inc., through its offices at 50 South Steele Street, Suite 600, Denver, Colorado 80209.

“Title Exceptions” has the meaning set forth in Section V.C.1.

“Title Policy” has the meaning set forth in Section V.D.

“Trade Payables” has the meaning set forth in Section XI.B.13.

“Unfinished Remediation Items” has the meaning set forth in Section VIII.K.

“Unpermitted Exceptions” has the meaning set forth in Section V.C.1.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., as well as the rules and regulations thereto, set forth in 20 CFR 639, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section II.A.15.

II. THE PROPERTY AND LIABILITIES

A.      Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the property and assets set forth in this Section II.A, but expressly excluding the Excluded Property (collectively, the “Property”):

          1.          Land. The land described in Schedule II.A.1, together with all appurtenant easements, hereditaments and appurtenances thereunto and any other rights and interests appurtenant thereto (the “Land”);

          2.          Improvements. All buildings, structures and other improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (collectively, the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);

          3.          FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Hotel and used primarily in the Business, or ordered for future use at the Hotel as of the Closing, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);

          4.          Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotel or ordered for future use at the Hotel as of the Closing (the “Supplies”);

          5.          IT Systems. All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of the applicable license agreement), to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer, but expressly excluding the Excluded IT Systems (the “IT Systems”);

          6.          Food and Beverage. All food and beverages (alcoholic and non alcoholic) which are located at the Hotel (whether opened or unopened), or ordered for future use at the Hotel as of the Closing, including, without limitation, all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);

          7.          Retail Merchandise. All merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Closing, including, without limitation, the inventory held for sale in any gift shop, pro shop or newsstand operated by Seller or any Affiliate of Seller at the Hotel, but expressly excluding the F&B (the “Retail Merchandise”);

          8.          Tenant Leases. All leases, subleases, licenses, concessions and similar agreements, together with all amendments thereof and supplements thereto, granting to any other Person the right to use or occupy any portion of the Real Property, other than the Bookings, together with all security deposits held by Seller thereunder, to the extent such security deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Tenant Leases”);

          9.          Equipment Leases. All leases and purchase money security agreements, together with all amendments thereof and supplements thereto, for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel which are held by Seller or by an Affiliate of Seller and used primarily in the Business, together with all deposits made by Seller thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Equipment Leases”);

          10.        Operating Agreements. All maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements, together with all amendments thereof and supplements thereto, for goods or services which are held by Seller or by an Affiliate of Seller in connection with the Business, other than the Tenant Leases, Equipment Leases, and the Licenses and Permits, together with all deposits made or held by Seller thereunder, to the extent the same and such and deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Operating Agreements”);

          11.        Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by Seller or by an Affiliate of Seller with respect to the Hotel, including, without limitation, the construction, use or occupancy of the Hotel or the Business, together with any deposits made by Seller thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Licenses and Permits”);

          12.        Intellectual Property. All trademarks, trade names, service marks and other intellectual property rights set forth in Schedule II.A.12 (the “Intellectual Property”);

          13.        Books and Records. All books and records located at the Hotel which relate exclusively to the Hotel or the Business, including, without limitation financial statements which relate exclusively to the Hotel, but, in each case, expressly excluding (a) all Hotel Guest Information, (b) all Hotel Guest Data, and (c) all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by any Starwood Entity, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any Starwood Entity, including, without limitation, all (A) internal financial analyses, appraisals, tax returns, financial statements of any Starwood Entity, (B) corporate or other entity governance records, (C) Employee personnel files, and (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for any Starwood Entity in connection with the transaction described in this Agreement (the “Books and Records”);

          14.        Plans and Specifications. All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotel or in Seller’s Possession which relate exclusively to the Hotel (the “Plans and Specifications”);

          15.        Warranties. All warranties and guaranties held by Seller with respect to any Improvements or Personal Property, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Warranties”);

          16.        Bookings.All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel as of the Closing, together with all deposits held by Seller with respect thereto (the “Bookings”);

          17.        Guest Ledger. All Accounts Receivable comprising the Guest Ledger as set forth in Section XI.C.1; and

          18.        Condemnation/Casualty Proceeds.  All awards, compensation or proceeds payable in respect of a Condemnation or Casualty but only the extent assigned to Purchaser pursuant to XIV.

B.      Excluded Property. Notwithstanding anything to the contrary in Section II.A, the property, assets, rights and interests set forth in this Section II.B (the “Excluded Property”) are excluded from the Property:

          1.          Cash. Except for deposits expressly included in Section II.A, all cash on hand or on deposit in any house bank, operating account or other account or reserve maintained in connection with the Business;

          2.          Starwood Proprietary Property. All (i) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by any Starwood Entity, except as set forth in Schedule II.A.12 (the “Starwood Proprietary Marks”); (ii) signs and other fixtures and personal property at the Hotel which bear any of the Starwood Proprietary Marks; (iii) Starwood Entity internal management, operational, employee and similar manuals, handbooks and publications; and (iv) Starwood Entity centralized systems and programs used in connection with the Business, including, without limitation, the (A) sales and marketing, (B) Starwood Preferred Guest program, and (C) purchasing systems and programs (collectively, “Starwood Proprietary Property”).  Notwithstanding the foregoing, it is contemplated that after Closing certain of the Starwood Proprietary Property will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the New Franchise Agreement;

          3.          National/Regional Operating Agreements. All Operating Agreements pursuant to which goods, services, licenses or other items are provided to other hotels which are owned, leased or operated by any Starwood Entity, in addition to the Hotel, other than the portion of the SpectraSite Agreement applicable to the Hotel (which shall be included in the Contracts assigned to Purchaser) (the “National/Regional Operating Agreements”), which shall be terminated by Seller at Closing with respect to the Hotel at Seller’s cost and expense.  Notwithstanding the foregoing, it is contemplated that after the Closing certain of the National/Regional Operating Agreements will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the New Franchise Agreement;

          4.          Third-Party Property. Any fixtures, personal property or intellectual property owned by (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, licensor or other party under any Operating Agreements, National/Regional Operating Agreements or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) any Employees, or (v) any guests or customers of the Hotel;

          5.          Hotel Guest Information and Data.  All Hotel Guest Information and all Hotel Guest Data.  Notwithstanding the foregoing, it is contemplated that after the Closing certain of the Hotel Guest Information and Hotel Guest Data will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the New Franchise Agreement;

          6.          Operating Leases.  Any leases between Seller and a Starwood Entity, each of which shall be terminated by Seller at Closing;

          7.          Excluded IT Systems. The computer hardware, telecommunications and information technology systems, and computer software set forth in Schedule II.B.7 (the “Excluded IT Systems”), which Seller shall have the right to remove from the Hotel at or prior to Closing.  Notwithstanding the foregoing, it is contemplated that after Closing certain of the Excluded IT Systems will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the New Franchise Agreement; and

          8.          Accounts Receivable. All Accounts Receivable (other than those comprising the Guest Ledger) as set forth in Section XI.C.2.

C.      Assumed Liabilities. At Closing, Purchaser shall assume all Liabilities arising from, relating to or in connection with the Property or the Hotel, including, without limitation, subject to Seller’s express representations and warranties in Section VII.A, all Liabilities with respect to the condition of the Property (regardless of whether such condition existed prior to or exists after the Closing), including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property, whether arising prior to or after the Closing, but expressly excluding the Retained Liabilities (the “Assumed Liabilities”). The Parties rights and obligations under this Section II.C shall survive the Closing.

D.      Retained Liabilities. At Closing, Seller shall retain all Liabilities for (i) the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Tenant Leases, Contracts, Trade Payables and Licenses and Permits, except to the extent Purchaser has received a credit for such Liabilities under Section XI.B, (ii) any default under or any amount payable under any operating agreements, tenant leases, equipment leases, or other contracts that are held by Seller or any of its Affiliates in connection with the Hotel or the Business and that are not assigned or transferred to Purchaser, (iii) the payment of all Taxes due and payable or accrued but not yet due or payable prior to the Closing, except to the extent Purchaser has received a credit for such Taxes under Section XI.B, (iv) with respect to the employment of any Employees to the extent arising or accruing or earned prior to the Closing, including the payment of any Compensation, bonus or incentive compensation, Accrued PTO, or sick or personal days due to such Employees, except to the extent Purchaser has received a credit for such Liabilities under Section XI.B, and (v) any claim for personal injury or property damage to a Person (other than any Purchaser Indemnitee in connection with any matter for which Purchaser is to indemnify the Seller Indemnitees pursuant to Section IV.A.5) which injury or damage occurred prior to Closing and is based on any event which occurred at the Property during the period of Seller’s ownership of the Property, including, without limitation, the litigation disclosed in the Seller Due Diligence Materials (the “Retained Liabilities”). The Parties rights and obligations under this Section II.D shall survive the Closing.

III. PURCHASE PRICE

A.      Purchase Price.  The purchase price for the Property is Fifty Six Million Five Hundred Thousand and no/100 Dollars ($56,500,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section XI.B, the Guest Ledger pursuant to Section XI.C.1, and as otherwise expressly provided in this Agreement.  The Parties hereby agree that the Purchase Price shall be allocated as follows:  Fifty Three Million One Hundred Thousand and no/100 Dollars ($53,100,000.00) to the Real Property and Three Million Four Hundred Thousand and no/100 Dollars ($3,400,000.00) to the Personal Property.

B.      Earnest Money.

          1.          Deposit of Earnest Money.  Purchaser shall deposit with Escrow Agent the amount of One Million Six Hundred Ninety Five Thousand and no/100 Dollars ($1,695,000.00) (the “Deposit”) within two (2) Business Days after the execution and delivery of this Agreement by the Parties. The Deposit shall be held by Escrow Agent in escrow as earnest money pursuant to the escrow agreement in the form attached hereto as Exhibit A, to be entered into among Seller, Purchaser and Escrow Agent (the “Earnest Money Escrow Agreement”), and delivered to Escrow Agent concurrently with the Deposit.  The Deposit shall be non refundable to Purchaser, except as otherwise expressly provided in this Agreement.

          2.          Investment of Earnest Money. The Deposit shall be invested in accordance with the Earnest Money Escrow Agreement upon Purchaser’s delivery of the Deposit.

          3.          Disbursement of Earnest Money to Seller. At Closing, Purchaser shall cause Escrow Agent to disburse the Earnest Money to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money disbursed to Seller. If this Agreement is terminated for any reason and Purchaser is not entitled to a refund of the Earnest Money under an express provision of this Agreement, then Purchaser shall cause Escrow Agent to disburse the Earnest Money to Seller no later than two (2) Business Days after such termination.  This Section III.B.3 shall survive the termination of this Agreement.

          4.          Refund of Earnest Money to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Earnest Money pursuant an express provision of this Agreement, then Seller shall provide written notice to Escrow Agent directing Escrow Agent to disburse the Earnest Money to Purchaser no later than two (2) Business Days after such termination.  This Section III.B.4 shall survive the termination of this Agreement.

C.      Payment of Purchase Price

          1.          Payment at Closing. At Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price (as adjusted pursuant to Section III.A), less the Earnest Money disbursed to Seller. Purchaser shall cause the wire transfer of funds to be received by Seller no later than 3:00 p.m. (Eastern Time) on the Closing Date. If Seller receives the wire transfer of funds from Purchaser after 3:00 p.m. (Eastern Time) and are unable to reinvest such funds on the Closing Date, then as a condition to the completion of the Closing, Purchaser shall pay interest on the amount of such funds from the Closing Date until the next Business Day at the “prime rate” charged by Seller’s bank; provided, however, that Purchaser shall not be required to pay such interest if such funds were received after 3:00 p.m. (Eastern Time) due to a delay caused by Seller.

          2.          Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

D.      Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that Seller shall have the right at Closing, in lieu of receiving the Purchase Price for the sale of the Property, to exchange the Property in a transaction intended to qualify as a tax-free exchange under Section 1031 of the Code (the “Tax-Free Exchange”). If Seller elects to effect a Tax-Free Exchange pursuant to this Section III.D, Seller shall provide written notice to Purchaser at least five (5) Business Days prior to Closing, in which case Seller shall enter into an exchange agreement and other exchange documents with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4) of the Code) (the “Exchange Party”), pursuant to which Seller shall assign all of its right, title and interest (but not their liabilities or obligations) under this Agreement to the Exchange Party. Purchaser shall execute and deliver such documents as may be reasonably required to complete the transactions contemplated by the Tax-Free Exchange which are in form and substance reasonably acceptable to Purchaser, and otherwise cooperate with Seller in all reasonable respects to effect the Tax-Free Exchange. Purchaser agrees that if Seller elects to effect a Tax-Free Exchange pursuant to this Section III.D, at Closing, Purchaser shall pay the Purchase Price to the Exchange Party and direct Escrow Agent to disburse the Earnest Money to the Exchange Party. Notwithstanding the foregoing in this Section III.D, the Tax-Free Exchange shall not diminish Purchaser’s rights, nor increase Purchaser’s liabilities or obligations, under this Agreement. Seller shall pay for all fees, costs and expenses in connection with the Tax-Free Exchange, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with Purchaser’s cooperating with Seller’s Tax Free Exchange.

IV. DUE DILIGENCE

A.      Due Diligence

          1.          NO DUE DILIGENCE CONTINGENCY.  PURCHASER ACKNOWLEDGES AND AGREES THAT:

                        (1)          PURCHASER HAS FINALIZED ITS DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS, THE PROPERTY AND THE BUSINESS AND ALL MATTERS RELATED THERETO WHICH PURCHASER DEEMS ADVISABLE AS OF THE EFFECTIVE DATE, INCLUDING, WITHOUT LIMITATION, ANY ENGINEERING, ENVIRONMENTAL, TITLE, SURVEY, FINANCIAL, OPERATIONAL AND LEGAL COMPLIANCE MATTERS RELATING TO THE PROPERTY AND THE BUSINESS;

                       (2)          PURCHASER SHALL NOT HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND OBTAIN A REFUND OF THE EARNEST MONEY AS THE RESULT OF ITS DISSATISFACTION WITH ANY ASPECT OF ITS DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS, THE PROPERTY OR THE BUSINESS; AND

                        (3)          THE PURCHASE PRICE REFLECTS THE RESULTS OF PURCHASER’S DUE DILIGENCE REVIEW OF THE SELLER DUE DILIGENCE MATERIALS, PROPERTY AND THE BUSINESS AS OF THE EFFECTIVE DATE.

          2.          Due Diligence Inspections. Purchaser shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable until the Closing Date, in accordance with this Section IV.A.2. Purchaser may conduct the Inspections with its officers, employees, contractors, consultants, agents or representatives (“Purchaser’s Inspectors”); provided, however, that Purchaser shall cause the Purchaser’s Inspectors to comply with the provisions of Section VIII.A. Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with at least twenty four (24) hours prior notice of each of the Inspections; (ii) at Seller’s election, Purchaser’s Inspectors shall be accompanied by an employee, agent or representative of Seller; (iii) the Inspections shall be conducted by Purchaser’s Inspectors on a Business Day between 10:00 a.m. and 5:00 p.m. (local time); (iv) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; (v) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel; and (vi) the Inspections shall not unreasonably interfere with the Business, and Purchaser’s Inspectors shall comply with Seller’s reasonable requests with respect to the Inspections to minimize such interference.

          3.          Seller’s Due Diligence Materials.

                        a.          Purchaser acknowledges its receipt of the due diligence materials with respect to the Hotel set forth on the secure website located at “http://www.rcm1.com/invite/9EE-00-750” established by Broker (the “Data Room Web Site”); provided, however, that Seller shall send to Mr. Rodney Williams by fax, email, or overnight courier service (which delivery need not comply with the requirements of Section XVI.A and may be via email or facsimile only) a copy of any materials added to the Data Room Web Site after the Effective Date on or prior to the date such materials are added to the Data Room Web Site, if applicable.  Seller shall provide to Purchaser promptly upon request by Purchaser, or make available to Purchaser at the Hotel for review and copying by Purchaser, such additional due diligence materials in Seller’s Possession relating to the Property which are reasonably requested by Purchaser, and Purchaser agrees to acknowledge in writing, upon Seller’s request, the receipt of any such additional due diligence documents or materials delivered to Purchaser. (All documents and materials provided by Seller to Purchaser pursuant to the Letter of Intent or this Agreement (including, without limitation, any and all documents and materials set forth on the Data Room Web Site), together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”.)

                        b.          If this Agreement is terminated, Purchaser promptly shall (A) return all original Seller Due Diligence Materials provided to Purchaser, and destroy all other Seller Due Diligence Materials, (B) use commercially reasonable efforts to cause all Persons to whom Purchaser has provided any Seller Due Diligence Materials to return any original Seller Due Materials to Purchaser, and destroy all other Seller Due Diligence Materials, and (C) certify to Seller that all original Seller Due Diligence Materials in Purchaser’s possession have been returned to Seller and all other Seller Due Diligence Materials in Purchaser’s possession have been destroyed.  This Section IV.A.3 shall be in addition to, and shall in no way limit, Purchaser’s obligations under the Confidentiality Agreement.  This Section IV.A.3.b shall survive the termination of this Agreement.

          4.          Purchaser’s Due Diligence Reports.  Purchaser shall provide a copy to Seller of all studies, reports and assessments prepared by any Person for or on behalf of Purchaser (except to the extent the same (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by Purchaser, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Purchaser) in connection with the Inspections (the “Purchaser Due Diligence Reports”). Notwithstanding the foregoing, the extent of the Inspections to be conducted and the Purchaser Due Diligence Reports to be prepared in connection with the transactions contemplated by this Agreement shall be in the sole discretion of Purchaser, and Purchaser shall be under no obligation to complete or cause the completion of any such Inspections or Purchaser Due Diligence Reports, whether or not this Agreement is terminated prior to Closing.  If requested by Seller, Purchaser shall use commercially reasonable efforts to obtain an original of any such Purchaser Due Diligence Reports for Seller, together with a reliance letter in favor of Seller from the Person who prepared such Purchaser Due Diligence Reports; provided, however, that Seller shall pay for any fees, costs or expenses charged by such Person for such original Purchaser Due Diligence Report and/or reliance letter.  This Section IV.A.4 shall survive the termination of this Agreement.

          5.          Release and Indemnification. Purchaser (for itself and all Purchaser Indemnitees) hereby releases the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections, except to the extent resulting from such Seller Indemnitee’s gross negligence or willful misconduct.  Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Seller Indemnitee arising from or in connection with the Inspections, except to the extent resulting from such Seller Indemnitee’s gross negligence or willful misconduct. Notwithstanding the foregoing, Purchaser shall have no indemnification obligation with respect to the mere discovery of a pre-existing condition at the Property by Purchaser.  At Seller’s request, Purchaser, at its cost and expense, shall repair any physical damage to the Property or any other property owned by a Person other than Purchaser arising from or in connection with the Inspections, and restore the Property or such other thirty-party property to the same condition as existed prior to such Inspections, or replace the Property or such third-party property with property of the same quantity and quality.  This Section IV.A.5 shall survive the termination of this Agreement.

          6.          Insurance. Prior to commencing any Inspections, Purchaser shall provide to Seller a certificate of insurance, in form and substance reasonably satisfactory to Seller, evidencing that Purchaser maintains (i) commercial general liability insurance in an amount no less than Five Million and no/100 Dollars ($5,000,000.00), with an insurance company with a Best’s rating of no less than A/VIII, insuring Purchaser against its indemnification obligations under Section IV.A.5, and naming Seller and such other Persons designated by Seller as an additional insured thereunder, and (ii) worker’s compensation insurance in amount, form and substance required under Applicable Law. Purchaser’s maintenance of such insurance policies shall not release or limit Purchaser’s indemnification obligations under Section IV.A.5.

V. TITLE TO THE PROPERTY

A.      Title Commitment. Purchaser acknowledges its receipt of a commitment for an ALTA owner’s title insurance policy from the Title Company for the Real Property dated February 8, 2006, as file number 1087.316(O)(R)(2) (the “Title Commitment”), together with a legible copy of all documents referenced therein obtained from the Title Company.

B.      Survey. Purchaser acknowledges its receipt of the survey of the Real Property comprising the Hotel, which survey is identified in Schedule V.B by surveyor, date and project number (the “Survey”).

C.      Exceptions to Title

          1.          Unpermitted Exceptions. The Parties acknowledge and agree that the (i) liens, encumbrances or other exceptions to title (the “Title Exceptions”) and (ii) encroachments by improvements on adjoining properties onto or over the Land, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) or other survey defects (the “Survey Defects”) set forth in Schedule V.C.1 shall constitute “unpermitted exceptions” to title to the Real Property (the “Unpermitted Exceptions”). Notwithstanding the foregoing, Seller agrees that the following shall constitute Unpermitted Exceptions: (i) any mortgages, deeds of trust or other security interests for any financing incurred by Seller which is not assumed by Purchaser in its discretion under this Agreement,  (ii) Taxes relating to any period prior to the Closing Date which constitute Title Exceptions which would be delinquent if unpaid at Closing, and, if any such Taxes are payable in installments, such obligation shall also apply to any such installments which would otherwise be payable after the Closing Date unless Purchaser receives a credit for such Taxes under Section XI.B, and (iii) any mechanics liens and other Title Exceptions objected to by Purchaser which may be removed in accordance with its terms by payment of a liquidated amount which in the aggregate do not exceed One Hundred Thousand and no/100 Dollars ($100,000.00) (collectively, the “Mandatory Unpermitted Exceptions”).

          2.          Permitted Exceptions. All Title Exceptions and Survey Defects other than those expressly set forth in Schedule V.C.1 or in Section V.C.1 shall constitute “permitted exceptions” to title to the Real Property (the “Permitted Exceptions”).

          3.          Updated Title Commitment or Survey. If any update of the Title Commitment delivered to Purchaser after the Effective Date discloses any Title Exception which is not disclosed in the Title Commitment previously provided to Purchaser (a “New Title Exception”), or any update of the Survey delivered to Purchaser after the Effective Date discloses any Survey Defect which is not disclosed in the Survey previously delivered to Purchaser (a “New Survey Defect”), and (i) Purchaser otherwise did not have Knowledge of such New Title Exception or New Survey Defect prior to the Effective Date, (ii) such New Title Exception or New Survey Defect would have a materially adverse effect on the ownership of the Property or operation of any Hotel after the Closing, and (iii) such New Title Exception or New Survey Defect was not caused by Purchaser or any Person on behalf of Purchaser, then Purchaser shall have the right to request Seller to remove or cure such New Title Exception or New Survey Defect at or prior to Closing by providing written notice to Seller within the earlier of: (A) five (5) Business Days after receiving such update of the applicable Title Commitment or Survey, or (B) the Closing (the “New Title and Survey Objection Notice”). If Purchaser provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to Purchaser within the earlier of five (5) Business Days after Seller’s receipt of such New Title and Survey Objection Notice or the Closing, (1) to accept such New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to Closing, or (2) not to remove or cure such New Title Exception or New Survey Defect; provided, however, if such New Title Exception or New Survey Defect qualifies as a Mandatory Unpermitted Exception, then such New Title Exception or New Survey Defect shall constitute an Unpermitted Exception and shall be removed or insured over in accordance with Section V.C.4. If Seller does not provide a New Title and Survey Election Notice to Purchaser within such time period, then Seller (except with respect to Mandatory Unpermitted Exceptions) shall be deemed to have elected not to remove or cure such New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (2) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then Purchaser shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to Seller within the earlier of ten (10) Business Days after Purchaser’s receipt of the New Title and Survey Election Notice or the Closing, to (I) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section III.B.4 and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (II) proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such New Title Exception or New Survey Defect which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such New Title Exception or New Survey Defect. If Purchaser does not provide a New Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (II) of the preceding sentence.

          4.          Removal of Unpermitted Exceptions. Seller shall have no obligation to cure or remove any Title Exceptions or Survey Defects other than the Mandatory Unpermitted Exceptions and any other Unpermitted Exceptions set forth in the Schedule V.C.1 or in any New Title and Survey Election Notice. Seller may cure any Unpermitted Exception by removing such Unpermitted Exception from title or causing the Title Company to commit to remove or insure over such Unpermitted Exception in the applicable Title Policy at any time prior to or at Closing, along with the Title Company’s commitment or endorsement agreeing to issue future title policies without such Unpermitted Exceptions or with affirmative insurance over such Unpermitted Exceptions.

If the Title Company does not agree to remove or insure over any Unpermitted Exception in the applicable Title Policy, but another nationally recognized title insurance company is willing to issue the applicable Title Policy without such Unpermitted Exception in such Title Policy, then Seller shall have the right to obtain, and Purchaser shall accept, a Title Policy from such other title insurance company which otherwise shall satisfy the requirements of Section V.D (including, without limitation, the requirement to issue such future title policies without such Unpermitted Exception or with affirmative insurance over such Unpermitted Exception), in which case the term “Title Company” shall be deemed to refer to such other title insurance company for the Real Property insured by such Title Policy; provided, however, that Purchaser shall not be required to accept such Title Policy from any title company that is not a member of (i) the Chicago Title family of title companies, (ii) the Fidelity National family of title companies, (iii) the LandAmerica family of title companies, or (iv) the Stewart Title family of title companies.  Any incremental cost associated with obtaining such a Title Policy from such other title insurance company shall be borne and paid at Closing solely by Seller, notwithstanding the provisions of Section XI.D.

          5.          Extension of Closing Date. If Seller fails to remove or cure any Unpermitted Exceptions prior to Closing, Seller shall have the right to postpone the Closing one or more times for up to sixty (60) days in the aggregate in each case by providing written notice to Purchaser no later than three (3) Business Days prior to then scheduled closing date.

D.      Title Policy. At Closing, Seller shall use commercially  reasonable efforts to cause the Title Company to issue an owner’s title insurance policy to Purchaser (which may be in the form of a mark-up of the Title Commitment) in accordance with the Title Commitment, insuring Purchaser’s title to the Real Property as of the Closing Date, subject only to the Permitted Exceptions (the “Title Policy”).

E.      Conveyance of the Property. At Closing, Seller shall convey the Real Property subject only to all (i) Permitted Exceptions, and (ii) all Unpermitted Exceptions which are cured by causing the Title Company to remove or insure over such Unpermitted Exceptions in the Title Policy in accordance with Section C.4, but which otherwise are not removed from title.

VI. CONDITION OF THE PROPERTY

A.      PROPERTY SOLD “AS IS”.  PURCHASER ACKNOWLEDGES AND AGREES THAT (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO ORDINARY WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

B.     LIMITATION ON REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER DOCUMENTS, NEITHER SELLER, STARWOOD, MANAGER, EMPLOYER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS, (C) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.

C.      RELIANCE ON DUE DILIGENCE.  PURCHASER ACKNOWLEDGES AND AGREES THAT:

                         (1)          PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS AS OF THE EFFECTIVE DATE, INCLUDING REVIEWING ALL SELLER DUE DILIGENCE MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY;

                         (2)          PURCHASER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS UPON ITS EXECUTION AND DELIVERY OF THIS AGREEMENT;

                         (3)          PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS, ITS REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR IN THE SELLER DOCUMENTS IN PURCHASING THE PROPERTY; AND

                         (4)          PURCHASER IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR IN THE SELLER DOCUMENTS), STARWOOD, MANAGER, EMPLOYER OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

VII. REPRESENTATIONS AND WARRANTIES

A.      Seller’s Representations and Warranties.  To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the representations and warranties in this Section VII.A, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.

          1.          Organization and Power. Seller is duly incorporated, formed or organized (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which the Property is located, and has all requisite power and authority to own the Property and conduct the Business as currently owned and conducted.

          2.          Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (collectively, including this Agreement, the “Seller Documents”), and to perform all obligations required of it under each of the Seller Documents, (ii) the execution and delivery by the signer on behalf of Seller of each of the Seller Documents, and the performance by Seller of its obligations under each of the Seller Documents, has been duly and validly authorized by all necessary action by Seller, and (iii) each of the Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its respective terms, except to the extent Purchaser itself is in default thereunder.

          3.          Consents and Approvals; No Conflicts. Subject to the recordation of any the Seller Documents as appropriate, the approval of the appropriate Governmental Authorities in connection with the transfer of the Licenses and Permits, and except as disclosed in the Seller Due Diligence Materials, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents or the consummation by Seller of the transaction described in this Agreement, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the Business, or Seller’s ability to consummate the transaction described in this Agreement, and (ii) neither the execution and delivery by Seller of any of the Seller Documents, nor the performance by Seller of any of its obligations under any of the Seller Documents, nor the consummation by Seller of the transaction described in this Agreement, will:  (A) violate any provision of Seller’s organizational or governing documents; (B) violate any Applicable Law to which Seller is subject; (C) result in a violation or breach of, or constitute a default under any of the Material Contracts, except to the extent such violation, breach or default would not have a material adverse effect on the Business, or Seller’s ability to consummate the transaction described in this Agreement, or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

          4.          Title to Personal Property. Except as set forth in the Seller Due Diligence Materials, Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing.

          5.          Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Property or any portion thereof.

          6.          Compliance with Applicable Law. Except as set forth in the Seller Due Diligence Materials, Seller has not received any written notice of a violation of any Applicable Law with respect to the Property which have not been cured or dismissed.

          7.          Compliance with Recorded Documents. Except as set forth in the Seller Due Diligence Materials, Seller has not received any written notice or written claim of any violation of any declaration of covenants, conditions or restrictions or other similar agreement recorded against the Real Property.

          8.          Litigation. Except as set forth in the Seller Due Diligence Materials, Seller has not (i) been served with any court filing in any litigation with respect to the Property or the Business in which Seller is named a party which has not been resolved, settled or dismissed, or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to or, to Seller’s Knowledge, specifically threatening any administrative, arbitration or similar adjudicatory proceeding with respect to the Property or the Business which has not been resolved, settled or dismissed.

          9.          Employees.

                        a.          Union Contracts.  Seller is not a party to any collective bargaining agreement with any labor union with respect to the Employees.

                        b.          Employment Agreements. Except for the employment agreements set forth in the Seller Due Diligence Materials (the “Employment Agreements”), Seller is not a party to any written employment or compensation agreements with any of the Employees, other than the Retained Employees.

          10.          Taxes. Except as disclosed in the Seller Due Diligence Materials, (i) all Taxes relating to any period prior to the Closing Date which would be delinquent if unpaid at Closing, and, if any such Taxes are payable in installments, any such installment which would otherwise be payable after the Closing Date, will be paid in full or prorated at Closing as part of the Prorations pursuant to Section XI.B; (ii) Seller has not received any written notice for an audit of any Taxes which has not been resolved or completed, and (iii) Seller is not currently contesting any Taxes.

          11.          Environmental Matters.  Seller has made available to Purchaser a true and complete copy of the Environmental Reports.

          12.          Licenses and Permits. Seller has made available to Purchaser a true and complete copy of the Licenses and Permits. Except as set forth in the Seller Due Diligence Materials, Seller has not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property or the Business that has not been cured or dismissed, or (ii) any failure by Seller to obtain any Licenses and Permits required for the Property or the Business that has not been cured or dismissed.

          13.          Tenant Leases. The Seller Due Diligence Materials set forth a correct and complete list of the Tenant Leases, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases. Except as set forth in the Seller Due Diligence Materials, Seller has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party thereunder which would have a material adverse effect on the Business.

          14.          Material Contracts. The Seller Due Diligence Materials set forth a correct and complete list of the Material Contracts, and Seller has made available to Purchaser a true and complete copy of the Material Contracts. Except as set forth in the Seller Due Diligence Materials, Seller has neither given nor received any written notice of any breach or default under any of the Material Contracts which has not been cured, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party thereunder which would have a material adverse effect on the Business.

          15.          Management Agreements. Except as otherwise set forth in the Seller Due Diligence Materials, Seller is not a party to any management or franchise agreements with respect to the Hotel.  All such management and franchise agreements shall be terminated by Seller at Closing at no cost or expense to Purchaser.

          16.          Bookings. The Seller Due Diligence Materials sets forth a correct “pace report” of all group Bookings for the ninety (90) days following the date of such “pace report,” which group “pace report” shall be updated at Closing and made available to Purchaser at the Hotel.

          17.          Insurance. The Seller Due Diligence Materials set forth a correct and complete list of each insurance policy maintained by Seller with respect to the Property and the Business.

          18.          Finders and Investment Brokers. Except for Broker, whose commission, compensation and other fees and charges shall be paid by Seller pursuant to a separate agreement, Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

          19.          Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

          20.          Financial Statements. The financial statements for the years ended December 2004 and December 2005 and year to date financial statements for January 2006 with respect to the Business which were provided to Purchaser are true and complete copies of the financial statements prepared by Seller or an Affiliate with respect to the Business. The financial statements for the years ended December 2003 and December 2004 with respect to the Business which were provided to Purchaser are the financial statements which were used to prepared Starwood’s consolidated tax return for the corresponding tax years.

          21.          Easement Agreements. Neither Seller nor, to Seller’s Knowledge, any counterparty to any of the Easement Agreements has defaulted or materially breached its obligations under such Easement Agreements and, to Seller’s Knowledge, the Easement Agreements have not been amended except as set forth in the Seller Due Diligence Materials or in the Fulton County, Georgia Records.  With respect to each Easement Agreement, the representations and warranties in this Section VII.A.21 shall terminate and be of no further force or effect immediately upon delivery to Purchaser of an estoppel certificate from the counterparties to such Easement Agreement stating that (a) such Easement Agreement is in full force and effect, (b) to the knowledge of the party executing such estoppel certificate, any and all amounts due from Seller thereunder have been paid, (c) such Easement Agreement has not been modified or amended except as set forth in the Seller Due Diligence Materials or in the Fulton County, Georgia Records, and (d) to the knowledge of the party executing such estoppel certificate, no default by Seller exists under such Easement Agreement; provided, however, Seller’s representations and warranties set forth in this Section  VII.A.21 shall not terminate and shall remain in full force and effect to the extent that any such estoppel certificate contains information that materially and adversely varies from the information set forth in Seller’s representations and warranties set forth in this Section  VII.A.21.

          22.          Office Park Association.  All amounts due to The Concourse Office Park Association, Inc., a Georgia not-for-profit corporation, from Seller pursuant to that certain Declaration of Covenants, Conditions and Restrictions dated July 9, 1984 and recorded in Deed Book 9065, Page 395, Fulton County, Georgia Records, as amended, which would be due and payable as of the Closing shall be paid in full at or prior to Closing or prorated at Closing as part of the Prorations pursuant to Section XI.B.  The representations and warranties in this Section VII.A.22 shall terminate and be of no further force or effect immediately upon delivery to Purchaser of a certificate from The Concourse Office Park Association, Inc. stating that no amounts are currently due and payable from Seller under such  Declaration of Covenants, Conditions and Restrictions (other than any such amounts prorated at Closing as part of the Prorations pursuant to Section XI.B).

Notwithstanding the foregoing, if Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to (i) the Effective Date, or (ii) Closing, and Purchaser nevertheless proceeds to close the transaction described in this Agreement, then, in each case, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach.

B.      Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section VII.B, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.

          1.          Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

          2.          Authority and Binding Obligation.  (i) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (iii) each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller is in default thereunder.

          3.          Consents and Approvals; No Conflicts.  Subject to the recordation of any the Purchaser Documents as appropriate, the approval of the appropriate Governmental Authorities in connection with the transfer of the Licenses and Permits (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement, and (ii) neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

          4.          Finders and Investment Brokers. Except for Broker, Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

          5.          No Violation of Anti-Terrorism Laws.  None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor, to Purchaser’s Knowledge, any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

Notwithstanding the foregoing, if Seller has Knowledge prior to Closing of a breach of any representation or warranty made by Purchaser in this Agreement, and Seller nevertheless elects to close the transaction described in this Agreement, such representation or warranty by Purchaser shall be deemed to be qualified or modified to reflect Seller’s Knowledge of such breach.

VIII. COVENANTS

A.      Confidentiality

          1.          Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public shall be subject in all respects to the Confidentiality Agreement.  This Section VIII.A.1 shall survive the termination of this Agreement.

          2.          Public Announcements. Notwithstanding the foregoing, a Party shall have the right to make a public announcement regarding the transaction described in this Agreement; provided, however, that Seller and Purchaser shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by the other Party shall be required.

          3.          Communication with Governmental Authorities. Without limiting the generality of the provisions in Section VIII.A.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property or the Business without Seller’s prior written consent, which may be withheld in Seller’s sole discretion, unless such communication is arranged by Seller.  Notwithstanding the foregoing, Purchaser and its representatives and consultants shall have the right, without any requirement to obtain the consent of Seller, to (i) review building department, health department and other local Governmental Authority records with respect to the Real Property and the operation of the Business, and (ii) apply to the applicable Governmental Authority for any licenses or permits necessary or desirable for the Purchaser’s continued operation of the Business after the Closing.

          4.          Communication with Employees. Without limiting the generality of the provisions in Section VIII.A.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Employees or any Person representing any Employees involving any matter with respect to the Property or the Business, the Employees or this Agreement, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion, unless such communication is arranged by Seller; provided, however, that, commencing fourteen (14) days prior to Closing, Seller will cooperate to provide Purchaser reasonable access to interview the Employees (other than the Retained Employees) for future employment at the Hotel.

B.      Conduct of the Business.

          1.          Operation in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall conduct the Business in the Ordinary Course of Business, including, without limitation, (i) maintaining the inventories of FF&E, Supplies, F&B and Retail Merchandise at levels maintained in the Ordinary Course of Business, (ii) using commercially reasonable efforts to maintain staffing at the Hotel at levels maintained in the Ordinary Course of Business, (iii) performing maintenance and repairs for the Real Property and tangible Personal Property in the Ordinary Course of Business; and (iv) maintaining insurance coverages consistent with Starwood’s risk management policies for its owned hotels.

          2.          Contracts. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not, without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, (i) amend, extend, renew (except pursuant to renewal rights in favor of then applicable tenant or counterparty expressly set forth in a Tenant Lease or Material Contract) or terminate any existing Tenant Leases, Material Contracts or Licenses and Permits, except in the Ordinary Course of Business, nor (ii) enter into any new Tenant Leases or Material Contracts, unless such new Tenant Leases or Material Contracts are terminable by Purchaser without any termination fee or penalty upon not more than thirty (30) days notice.

C.     Licenses and Permits

          1.          License and Permits.  Purchaser shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits, including, without limitation, the licenses and permits required for the sale and service of alcoholic beverages at the Hotel (the “Liquor Licenses”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor Licenses, as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits.  If Purchaser is unable to obtain the Liquor Licenses prior to Closing, Seller (or the holder of the Liquor Licenses) and Purchaser shall enter into a Beverage Services Agreement in the form of Exhibit C (the “Beverage Services Agreement”) pursuant to which Seller (or the holder of the existing Liquor Licenses) shall manage the purchase, sale and service of alcoholic beverages at the Hotel to the extent permitted under Applicable Law in accordance with the terms in the Beverage Services Agreement.

          2.          No Closing Condition. Without limiting the obligations of the Parties under Section VIII.C.1, the Parties do hereby specifically acknowledge and agree that to the extent the Liquor Licenses are not transferable or have not been effectively transferred to Purchaser on the Closing Date, such failure shall not constitute a Purchaser Closing Condition Failure, shall not affect in any manner whatsoever the Closing, and the Closing shall proceed without any delay or interruption whatsoever.

D.      Employees.

          1.          Retained Employees. Schedule VIII.D.1 sets forth a list of those Employees that Seller shall cause Employer to retain (the “Retained Employees”) for employment at other hotels or properties owned or operated by any Starwood Entity; provided, however, Seller shall not cause the Retained Employees to be relocated from the Hotel prior to Closing.  From the Effective Date until the first (1st) anniversary of the Closing Date, Purchaser shall not, through its manager, employees, agents, representatives or any other Person, directly or indirectly, solicit any Retained Employees which remain in the employ of any Starwood Entity for employment without Seller’s prior written consent, which may be withheld in Seller’s sole discretion; provided, however, that such prohibited solicitation shall not include any general advertising, such as newspaper “help wanted” ads, internet or website postings, radio commercials, career fairs and job boards.

          2.          Termination and Rehiring of Employees. Seller shall cause Employer to terminate the employment of all Employees (other than the Retained Employees) effective as of the Closing, and Purchaser shall (or shall cause its manager to) offer employment to all such terminated Employees (other than the Retained Employees) as Purchaser deems appropriate; provided, however, that Purchaser (or its manager) shall need only offer employment to a sufficient number of terminated Employees as is necessary to prevent the Seller Indemnitees from incurring any Indemnification Loss under the WARN Act with respect to the Employees. (The terminated Employees who accept such offers of employment are referred to collectively herein as the “Rehired Employees”.)  Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Seller Indemnitees under the WARN Act with respect to the Employees.  Purchaser shall provide written notice to Seller promptly after Closing listing the Employees not rehired by Purchaser (or its manager).  Purchaser shall, at least five (5) Business Days prior to Closing, provide Seller a list of any Employees to whom Purchaser intends not to offer continued employment at the Hotel.

          3.          Compensation of Rehired Employees. Except as otherwise required under any Employment Agreements of any Employees rehired by Purchaser which are assumed by Purchaser or as expressly provided in this Section 3, the employment of the Rehired Employees shall be on such terms as Purchaser (or its manager) deems appropriate consistent with Purchaser’s standard policies and practices; provided, however, that such terms of employment shall comply with all Applicable Laws relating to the Employees and be sufficient to prevent the Seller Indemnitees from incurring any Indemnification Loss under the WARN Act with respect to such Rehired Employees. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Seller Indemnitees under the WARN Act with respect to the Employees.

          4.          Accrued Personal Time Off. Purchaser shall (or shall cause its manager to) permit the Rehired Employees to take, on an unpaid basis and as Hotel scheduling permits, the personal time off on or after the Closing Date which such Rehired Employees have accrued but not taken as of the Closing Date, in accordance with the terms of the personal time off policies in effect with respect to such Rehired Employees as of the Effective Date; provided, however, that Purchaser shall not be required to pay such Purchaser Employees any salary or wages for such personal time off or vacation time except to the extent such personal time off or vacation time accrued after the Closing pursuant to Purchaser’s personal time off or vacation time policies.  At Closing, Seller shall provide Purchaser with sufficient information regarding the amount of personal time off accrued but not taken by such Rehired Employees to allow Purchaser to fulfill its obligations under this Section VIII.D.4.

          5.          COBRA. Purchaser shall (or shall cause its manager to) provide the Rehired Employees, and the respective qualified beneficiaries of such Rehired Employees, who are participating in the Seller Employee Plans as of the Closing Date, with the right to elect to participate in Purchaser’s or (its manager’s) standard health care plans which provides sufficient coverage to such Rehired Employees, and the respective qualified beneficiaries of such Rehired Employees, including, without limitation, no waiting period prior to coverage and a waiver of pre-existing conditions, so that neither Employer nor any Starwood Entity is required to provide health care continuation coverage to any of such Employees under Section 4980B of the Code.

          6.          Transfer of 401(k) Plans. Purchaser shall (or shall cause its manager to) (i) permit the Rehired Employees who participate in the Seller Employee Plans maintained pursuant to Section 401(k) of the Code (the “Seller 401(k) Plan”) as of the Closing to participate in one or more employee plans maintained by Purchaser (or its manager) pursuant to Section 401(k) of the Code (the “Purchaser 401(k) Plan”), immediately upon employment with Purchaser (or its manager) with no waiting period, and (ii) within sixty (60) days after Closing, accept a transfer to the Purchaser 401(k) Plan the assets of such Rehired Employees maintained under the Seller 401(k) Plan.

          7.          Continuation of the Seller Employee Plans. Seller shall cause Employer to continue to process and pay all claims for employee benefits to all Employees and the qualified beneficiaries of such Employees under the Seller Employee Plans to the extent the services underlying such claims are provided prior to the Closing Date and are covered under the applicable the Seller Employee Plans, except to the extent Purchaser receives a credit for such employee benefits.  Seller shall supply to Purchaser, and Purchaser shall maintain and provide to the Rehired Employees, claim forms necessary for the Employees to make claims under any the Seller Employee Plans.

          8.          Survival.  This Section VIII.D shall survive the Closing.

E.      Bookings. Purchaser shall honor all Bookings made prior to the Closing Date in the Ordinary Course of Business for any period on or after the Closing Date, including, without limitation, any Bookings by any Person in redemption of any benefits accrued under the Starwood Preferred Guest program; provided, however, that Seller shall reimburse Purchaser for any room nights used by any Person in redemption of benefits under the Starwood Preferred Guest program on or after the Closing Date in accordance with the terms for such reimbursement as provided in the Starwood Preferred Guest program upon submission of the redemption certificate or coupon and the guest folio to Seller.  This Section VIII.E shall survive the Closing.

F.      Tax Contests.

          1.          Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes for such periods prior to the Closing Date awarded in such proceedings.  This Section VIII.F.1 shall survive the Closing.

          2.          Taxable Period Including the Closing Date. Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within ten (10) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes.  If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such ten (10) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.  This Section VIII.F.2 shall survive the Closing.

          3.          Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.  This Section VIII.F.3 shall survive the Closing.

          4.          Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.  This Section VIII.F.4 shall survive the Closing.

G.      Notices and Filings.  Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Tenant Leases, Contracts, and Licenses and Permits and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business.  This Section VIII.G shall survive the Closing.

H.      Access to Information. After the Closing, Purchaser shall provide to the officers, employees, agents and representatives of any the Seller Indemnitees reasonable access to (i) the Books and Records with respect to the Hotel, (ii) the Property and (iii) the employees at the Hotel, for any purpose deemed necessary or advisable by Seller, including, without limitation, to prepare any documents required to be filed by Seller under Applicable Law or to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving any Starwood Entity; provided, however, that (A) such the Seller Indemnitees shall provide reasonable prior notice to Purchaser; (B) Purchaser shall not be required to provide such access during non-business hours; (C) Purchaser shall have the right to accompany the officer, employees, agents or representatives of such the Seller Indemnitees in providing access to its books and records, the Property or the employees of Purchaser (or Purchaser’s manager) as provided in this Section VIII.H; (D) Purchaser shall not be required to provide such access to materials or information to the extent the same (x) are legally privileged or constitute attorney work product, (y) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by Purchaser, or (z) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Purchaser, and (E) Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees arising from any such access, inspections, evaluations, examinations, investigations or studies of the Books and Records, the Property or the employees at the Hotel conducted by Seller, its employees, agents or representatives pursuant to this Section VIII.H. Purchaser, at its cost and expense, shall retain all Books and Records with respect to the Hotel for a period of seven (7) years after the Closing.  This Section VIII.H shall survive the Closing.

I.       Privacy Laws.  To the extent Purchaser reviews, is given access to or otherwise obtains any Hotel Guest Information or Hotel Guest Data as part of the purchase of the Property and the Business, Purchaser shall at all times comply in all material respects with all Applicable Law concerning (i) the privacy of such Hotel Guest Information and Hotel Guest Data and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such Hotel Guest Information and Hotel Guest Data. This Section I shall survive the Closing.

J.       Estoppels. Upon a written request from Purchaser to Seller, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser an estoppel certificate from the counterparty to any declaration of covenants, conditions or restrictions or other similar material agreement recorded against the Real Property, in form and substance reasonably acceptable to the Parties.

K.      ADA Settlement Agreement.  Seller shall cause the remediation obligations set forth in Section 3 of the ADA Settlement Agreement (the “Remediation Work”) to be completed in accordance with the terms of the ADA Settlement Agreement. The Remediation Work shall be performed at Seller’s sole cost and expense, in a good, workmanlike and lien-free manner.  Purchaser shall provide Seller and its Affiliates, contractors, representatives, and agents reasonable access to the Hotel in order to complete the Remediation Work after the Closing and shall otherwise cooperate with the Seller in connection therewith to avoid undue interference with, or disruption to, the operation of the Hotel while giving due regard to having such work completed in a timely and cost effective manner.  Except as required by the ADA Settlement Agreement, Seller shall not remove any existing amenities or features that are the subject of the remediation measures agreed to in the ADA Settlement Agreement without the prior consent of Purchaser.  Upon completion of the Remediation Work, Seller shall provide written notice to Purchaser and Purchaser shall have a period of five (5) Business Days from the delivery of such notice (the “Remediation Objection Period”) to provide written notice to Seller (a “Remediation Objection Notice”) setting forth in reasonable detail any elements of the Remediation Work which Purchaser reasonably believes were not completed in accordance with this Section VIII.K (“Unfinished Remediation Items”).  If Purchaser fails to deliver a Remediation Objection Notice to Seller within the Remediation Objection Period, Seller shall be deemed to have fully satisfied its obligation to perform the Remediation Work pursuant to this Section VIII.K and Purchaser shall be deemed to have accepted such Remediation Work from Seller on an “as-is”, “where-is”, “with all faults” basis. If Purchaser delivers a Remediation Objection Notice to Seller within the Remediation Objection Period and Seller disputes any Unfinished Remediation Items set forth therein, the Parties shall submit such dispute to an arbitrator reasonably acceptable to both Parties. Seller shall cause any undisputed Unfinished Remediation Items and any disputed Unfinished Remediation Items approved by such arbitrator to be completed in accordance with this Section VIII.K.  Upon Seller’s completion of such Unfinished Remediation Items, Seller shall be deemed to have fully satisfied its obligation to perform the Remediation Work pursuant to this Section VIII.K and Purchaser shall be deemed to have accepted such Remediation Work from Seller on an “as-is”, “where-is”, “with all faults” basis.  The date upon which Purchaser is deemed to have accepted the Remediation Work from Seller pursuant to this Section VIII.K shall be referred to herein as the “Remediation Completion Date”.  Upon request from Seller, Purchaser shall promptly provide Seller with written confirmation of the Remediation Completion Date.  Purchaser hereby agrees that from and after the Remediation Completion Date Purchaser shall (i) comply with and perform any and all operational requirements under the ADA Settlement Agreement and (ii) continue to allow Seller and its Affiliates, contractors, representatives, and agents reasonable access to the Hotel to the extent necessary to investigate and/or perform additional work in response to any claim by the counterparty to the ADA Settlement Agreement that the Remediation Work has not been completed.  Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees arising from (a) the performance of the Remediation Work at the Hotel by Seller, its Affiliates, contractors, representatives, or agents pursuant to this Section  VIII.K to the extent arising or accruing prior to the Remediation Completion Date, and (b) any claim by the counterparty to the ADA Settlement Agreement that Seller failed (I) to complete the Remediation Work in compliance with the ADA Settlement Agreement, to the extent such failure was not the result of any act or omission of Purchaser, and/or (II) to pay the “settlement amount” (as defined in the ADA Settlement Agreement) as required by the ADA Settlement Agreement.  All warranties with respect to the Remediation Work, and any and all claims against any contractors, materialmen or suppliers performing or supplying labor and materials in connection with the Remediation Work arising from the performance or condition of the Remediation Work, shall, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer, be assigned and transferred to Purchaser at Closing, or, as applicable, at such time as the relevant Remediation Work is completed in accordance with this Section VIII.K.  This Section VIII.K shall survive the Closing.

L.      Further Assurances. From the Effective Date until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement.  The immediately preceding sentence of this Section VIII.L shall survive the Closing.

IX. CLOSING CONDITIONS

A.      Mutual Closing Conditions.

          1.          Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):

                       a.          Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

                       b.          Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

          2.          Failure of Mutual Closing Condition. If any of the Mutual Closing Conditions is not satisfied at Closing, then each Party shall have the right, by providing written notice to the other Party, to terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section III.B.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

B.      Purchaser Closing Conditions.

          1.          Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

                       a.          Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

                       b.          Representations and Warranties. The representations or warranties of Seller in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules, other than a Post-Due Diligence Disclosure) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made), except to the extent any breach of such representations or warranties would not have a material adverse effect on Purchaser’s ownership of the Property or the conduct of the Business upon Closing or prevent Seller from consummating the transaction described in this Agreement.

                       c.          Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

                       d.          Title Policy. The Title Company shall have committed to issue the Title Policy pursuant to Section V.D.

          2.          Failure of Purchaser Closing Condition. Except as expressly provided in Section IX.D, if any of the Purchaser Closing Conditions is not satisfied at Closing, then Purchaser shall, as Purchaser’s sole and exclusive remedy, have the right, by providing written notice to Seller, to (i) subject to Seller’s right to cure under Section XIII.B,  terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section III.B.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (ii) to waive any of the Purchaser Closing Conditions at or prior to Closing.

C.      Seller Closing Conditions.

          1.          Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

                       a.          Receipt of the Purchase Price. Purchaser shall have (A) paid to Seller or deposited with Escrow Agent with written direction to disburse the same to Seller, the Purchase Price (as adjusted pursuant to Section III.A), and (B) delivered written direction to Escrow Agent to disburse the Earnest Money to Seller.

                       b.          Purchaser’s Deliveries. All of the Purchaser Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

                       c.          Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

                       d.          Covenants and Obligations. The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

          2.          Failure of Seller Closing Condition. Except as expressly provided in Section IX.D, if any of the Seller Closing Conditions is not satisfied at Closing, then Seller shall, as Seller’s sole and exclusive remedy, have the right, by providing written notice to the Purchaser, to (i) terminate this Agreement, in which case the Earnest Money shall be disbursed to Seller in accordance with Section III.B.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (ii) to waive any of the Seller Closing Conditions at or prior to Closing.

D.      Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Seller Closing Conditions or Purchaser Closing Conditions, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

X. CLOSING

A.      Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall occur on May 2, 2006 (as such date may be postponed pursuant to Section V.C.5, XIII.B, XIII.D, XIV.A.1 or XIV.B.1), or such other date as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”).  The Closing shall be effected through the Closing Escrow pursuant to the Closing Escrow Agreement as provided in Section X.B and shall occur at the offices of Seller’s counsel or such other place as agreed to in writing between Seller and Purchaser.

B.      Closing Escrow. If the Parties agree to effect the Closing through an escrow, then the Closing shall take place by means of a so-called “New York-style” escrow (the “Closing Escrow”), in which case at or prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by Purchaser pursuant to Section III.C shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted pursuant to Section III.A) and the Earnest Money shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

C.      Closing Deliveries.

          1.          Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section X.C.1, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items set forth in this Section X.C.1 (the “Seller Closing Deliveries”), as follows:

                       a.          A closing certificate substantially in the form of Exhibit D, together with all exhibits thereto.

                       b.          A special warranty grant deed substantially in the form of Exhibit E, conveying the Real Property to Purchaser, subject to the Permitted Exceptions;

                       c.          A Bill of Sale in the form of Exhibit F, transferring the FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Intellectual Property, Books and Records, Plans and Specifications, Warranties, Bookings and Accounts Receivable to Purchaser on the terms set forth therein;

                       d.          An Assignment and Assumption of Leases, Contracts and Licenses and Permits in the form of Exhibit G, assigning the Tenant Leases, Equipment Leases, Operating Agreements and Licenses and Permits to Purchaser on the terms set forth therein;

                       e.          A certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires such certification or registration, duly executed by Seller, conveying such vehicle or such other Personal Property to Purchaser;

                       f.          A New Franchise Agreement for the Hotel between an Affiliate of Purchaser, as licensee, and Franchisor, as licensor, pursuant to which Franchisor will license the “Westin” name to the Hotel after the Closing on the terms set forth therein;

                       g.          Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy (including, without limitation, an affidavit from Seller and a lien waiver from Broker in form and substance reasonably acceptable to the Title Company for the purpose of issuing the Title Policy without an exception for any broker’s lien);

                       h.          Any real estate transfer tax declarations or similar documents required under Applicable Law in connection with the conveyance of the Real Property;

                       i.          FIRPTA affidavits from Seller in the form set forth in the regulations under Section 1445 of the Code;

                       j.          An affidavit from Seller verifying that the proceeds from the sale of the Property to Purchaser are not subject to withholding pursuant to § 48-7-128 of the Official Code of Georgia Annotated;

                       k.          To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel; provided, however, that Seller shall have the right to (i) redact and reformat any Books and Records which include data or other information pertaining to any other hotels owned, managed or franchised by Seller, Starwood, Operating Tenant or their Affiliates, and (ii) retain copies of any Books and Records delivered to Purchaser;

                       l.          If Purchaser has elected pursuant to Section VIII.C.1 to enter into a Beverage Services Agreement, a Beverage Services Agreement;

                       m.          The Closing Statement prepared pursuant to Section XI.A; and

                       n.          Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the transaction described in this Agreement.

          2.          Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section X.C.2, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items set forth in this Section X.C.2 (the “Purchaser Closing Deliveries”), as follows:

                       a.          The Purchase Price (as adjusted pursuant to Section III.A) to be paid by Purchaser;

                       b.          A letter of direction to Escrow Agent directing Escrow Agent to disburse the Earnest Money to Seller;

                       c.          A closing certificate in the form of Exhibit H, together with all exhibits thereto;

                       d.          If Purchaser has elected pursuant to Section VIII.C.1 to enter into a Beverage Services Agreement, the insurance certificates required to be delivered by Purchaser under the Beverage Services Agreement;

                       e.          Such documents and instruments that are required to be executed and delivered by Purchaser under the New Franchise Agreement, including, without limitation, any guarantees and reservations agreements;

                       f.          A counterpart of each of the documents and instruments to be delivered by Seller under Section X.C.1 which require execution by Purchaser or an Affiliate of Purchaser; and

                       g.          Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transaction described in this Agreement (including, without limitation, an affidavit from Purchaser in form and substance reasonably acceptable to the Title Company for the purpose of issuing the Title Policy without an exception for any broker’s lien).

D.      Possession. Seller shall deliver possession of the Real Property, subject only to the Permitted Exceptions, and tangible Personal Property to Purchaser upon completion of the Closing.

XI. PRORATIONS AND EXPENSES

A.      Closing Statement. No later than the Business Day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Hotel as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Sections B and C or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement.  The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section XI.B.

B.      Prorations. The items of revenue and expense set forth in this Section XI.B shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section XI.B, so that the Closing Date is a day of income and expense for Purchaser.

          1.          Taxes. All Taxes shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period.  This Section XI.B.1 shall survive the Closing.

          2.          Leases.  Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser.  Purchaser shall receive a credit for all assignable security deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases. Purchaser shall not receive a credit for any non-assignable security deposits held by Seller which Seller shall return to the tenant under such Tenant Lease, and Purchaser shall obtain any replacement security deposit from such tenant.

          3.          Property Agreements.  Any fees, assessments, charges and other amounts prepaid, accrued or due and payable under any declaration of covenants, conditions or restrictions or other similar agreement recorded against the Real Property shall be prorated as of the Cut-Off Time between Seller and Purchaser.

          4.          Contracts.  Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in Section XI.B.6) shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts.  Seller shall receive a credit for all deposits made by Seller under the Contracts (together with any interest thereon to the extent any such deposit is held by the applicable counterparty in an interest bearing account) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

          5.          Licenses and Permits.  All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits (together with any interest thereon to the extent any such deposit is held by applicable Governmental Authority in an interest bearing account) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

          6.          Utilities.  All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the Closing.  Seller shall receive a credit for all fuel stored at the Hotel based on Seller’s cost for such fuel.  Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

          7.          Compensation. Seller shall pay directly to the Rehired Employees all Compensation due to such Rehired Employees through the date immediately prior to the Closing Date on or before Seller’s first payroll date on or after the Closing Date, and Purchaser shall not receive a credit for any Compensation.

          8.          Accrued PTO. Seller shall pay directly to the Rehired Employees all Accrued PTO due to such Rehired Employees through the date immediately prior to the Closing Date on or before Seller’s first payroll date on or after the Closing Date, and Purchaser shall not receive a credit for any Accrued PTO.

          9.          Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

         10.        Retail Merchandise and F&B. Seller shall receive a credit for all Retail Merchandise and unopened items of F&B (including, without limitation, all F&B in any “mini-bars” in the guest rooms) based on Seller’s cost for such items.

         11.        Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars in the Hotel as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars thereafter.

         12.        Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

         13.        Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section XI.B, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services.  Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, F&B and Retail Merchandise ordered, but not delivered to the Hotel prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, F&B and Retail Merchandise which were ordered prior to Closing.  This Section XI.B.13 shall survive the Closing.

         14.        Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel which shall remain on deposit for the benefit of Purchaser.

         15.        Gift Certificates. Purchaser shall receive a credit for twenty percent (20%) of the face value of all gift certificates issued by the Hotel for use at the Hotel outstanding as of the Closing Date.

         16.        Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Property shall be adjusted and prorated between Seller and Purchaser accordingly.

C.     Accounts Receivable.

         1.          Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half (½) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (other than any restaurant or bar charges on the Guest Ledger which shall be prorated in accordance with Section XI.B.10), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger.

         2.          Accounts Receivable (Other than Guest Ledger). Seller shall retain the right to collect all Accounts Receivable (other than the Guest Ledger which is addressed in Section 1), and Purchaser shall not receive a credit for such Accounts Receivable. Purchaser shall cooperate with Seller in collecting the Accounts Receivable, at no cost or expense to Purchaser other than any de minimis cost and expense or any cost or expense which Seller agrees in writing to reimburse. If any such Accounts Receivable are paid to Purchaser after the Closing, Purchaser shall remit such payments to Seller, in the same form as received, on a bi-weekly basis, without any commission or deduction for Purchaser.

D.     Transaction Costs.

         1.          Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (i) the fees and expenses for the Title Commitment; (ii) fifty percent (50%) of the fees and expenses for the Title Policy; (iii) the fees and expenses for the Survey; (iv) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section V.C.4; (v) fifty percent (50%) of any transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Property; (vi) the commission due to Broker; (vii) fifty percent (50%) of the fees and expenses for the Escrow Agent; and (viii) the fees and expenses of their own attorneys, accountants and consultants.

         2.          Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) fifty percent (50%) of the fees and expenses for the Title Policy; (iii) the fees and expenses of any endorsements to the Title Policy (other than any endorsements necessary for removing or curing any Unpermitted Exceptions as required under Section V.C.4); (iv) the fees and expenses for any updates of the Survey or for any new survey; (v) fifty percent (50%) of any transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Property; (vi) any fees or expenses payable for the assignment, transfer or conveyance of any Equipment Leases, Operating Agreements, Licenses and Permits and Intellectual Property, and any fees payable to replace the goods or services provided under the National/Regional Operating Agreements (which are not assigned or transferred to Purchaser); (vii) any mortgage tax, title insurance fees and expenses for any loan title insurance policies (and endorsements thereto), recording charges or other amounts payable in connection with any financing obtained by Purchaser; (viii) fifty percent (50%) of the fees and expenses for the Escrow Agent; and (ix) the fees and expenses of its own attorneys, accountants and consultants.

         3.          Other Transaction Costs.  All other fees, costs and expenses not expressly addressed in this Section XI.D or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

XII. TRANSITION PROCEDURES

A.     Safe Deposit Boxes. Prior to the Closing, Seller shall notify all guests or customers who are then using a safe deposit box at the Hotel advising them of the pending change in management of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties. Upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall deemed an “Inventoried Safe Deposit Box”). If this Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes immediately upon such termination. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor. After the Closing, the Parties shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contents of the non-Inventoried Safe Deposit Boxes which are then in use, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any the Seller Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section XII.A.  Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box.

B.     Baggage. On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any the Seller Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser which was not inventoried by the Parties.  Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller which was not inventoried by the Parties.

C.     Removal of IT Systems. With respect to the IT Systems other than the Excluded IT Systems, Seller shall provide Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier, and Purchaser shall (i) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of such IT Systems from Seller to Purchaser, or a new license for such IT Systems (as the case may be), and (ii) pay any fees or expenses charged by the licensor, vendor or supplier of such IT Systems in respect of such assignment or transfer or new license (as the case may be). With respect to the Excluded IT Systems to be removed from the Hotel as set forth in Schedule II.B.7, Seller shall have no obligation to replace such Excluded IT Systems except to the extent such Excluded IT Systems are required to be provided by Franchisor pursuant to the New Franchise Agreement.  If Purchaser replaces any of the Excluded IT Systems removed by Seller, Seller shall cooperate with Purchaser in all reasonable respects to transfer all data from such Excluded IT Systems which were removed to the replacement systems installed by Purchaser, provided, however, that Seller makes no representation, warranty or guarantee whatsoever that the data on such Excluded IT Systems removed by Seller will be transferable or compatible with the replacement systems installed by Purchaser.

D.     Starwood Proprietary Property.  From and after the Closing, the rights and obligations of Franchisor and Purchaser with respect to any Starwood Proprietary Property and any other supplies and other personal property located at the Hotel, or any signs and fixtures identifying the Hotel, that bear any of the Starwood Proprietary Marks shall be governed by the New Franchise Agreement.

E.     Notice to Employees. At Closing, the Parties shall make a joint announcement or communication to the Employees regarding their employment or termination of employment at the Hotel in accordance with Section VIII.D in form and substance reasonably acceptable to the Parties.

F.      Notice to Guests. At Seller’s option, Seller shall send an announcement to all guests and customers at the Hotel as of the Closing and all Persons who have Bookings as of the Closing informing such Persons of the change in management of the Hotel, in form and substance reasonably acceptable to Purchaser.

XIII. DEFAULT AND REMEDIES

A.      Seller’s Default. If, at or any time prior to Closing, Seller fails to perform their covenants or obligations under this Agreement in any material respect (a “Seller Default”), and no Purchaser Default has occurred which remains uncured, then Purchaser, as its sole and exclusive remedies, may elect to (i) subject to Seller’s right to cure under Section  B, terminate this Agreement, in which case (a) the Earnest Money shall be refunded to Purchaser in accordance with Section III.B.4 , (b) Seller shall pay the Expense Reimbursement Amount to Purchaser within ten (10) Business Days after delivery to Seller of evidence reasonably acceptable to Seller regarding the expenses comprising the Expense Reimbursement Amount, and (c) the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; (ii) proceed to Closing without any reduction in or setoff against the Purchase Price, in which case Purchaser shall be deemed to have waived such Seller Default; or (iii) obtain a court order for specific performance.  Seller’s obligation to pay the Expense Reimbursement shall survive the termination of this Agreement.

B.      Seller’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under Section XIII.A(i) or (iii) for a Seller Default or Section IX.B.2 for a failure of a Purchaser Closing Condition (a “Purchaser Closing Condition Failure”), unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of Seller Default or Purchaser Closing Condition Failure (as the case may be), and Seller has not cured such Seller Default or Purchaser Closing Condition Failure (as the case may be) within thirty (30) days after Seller’s receipt of such notice (the “Seller Cure Period”), in which case the Closing shall be postponed until the date which is five (5) Business Days after the expiration of the Seller Cure Period.  Seller shall have the right (but not the obligation) to cure any Seller Default or Purchaser Closing Condition Failure by providing an indemnification to the Purchaser Indemnitees in accordance with XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees as a result of the events or circumstances on which such Seller Default or Purchaser Closing Condition Failure is based, in which case Section XV.B shall be amended at Closing to provide for such indemnification by Seller, and Purchaser shall proceed to Closing without any reduction in or setoff against the Purchase Price; provided, however, that Seller shall not have the right to cure any Seller Default or Purchaser Closing Condition Failure by providing an indemnification if (i) the amount of the Indemnification Loss to which such indemnification would apply is not a liquidated amount or otherwise is not readily ascertainable, (ii) the aggregate amount of Indemnification Loss to which all such indemnifications provided pursuant to this Section B would apply could exceed Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00), or (iii) in spite of such indemnification, Purchaser’s lender refuses to provide financing for the transaction described in this Agreement solely as a result of such Seller Default or Purchaser Closing Condition Failure.  If Seller exercises its right pursuant to this Section XIII.B to cure a Seller Default or Purchaser Closing Condition Failure by providing an indemnification to the Purchaser Indemnitees, then Seller shall maintain an aggregate net worth equal to or greater than Five Million and no/100 Dollars ($5,000,000.00) until the expiration of such indemnification (with the expiration of such indemnification to be reasonably agreed to by the Parties).  The immediately preceding sentence of this Section XIII.B shall survive the Closing.

C.      Purchaser’s Default. If (i) Purchaser has not deposited the Deposit within the time period provided in, and otherwise in accordance with, Section III.B.1, or (ii) at any time prior to Closing, Purchaser fails to perform any of its other covenants or obligations under this Agreement in any material respect which breach or default is not caused by a Seller Default (a “Purchaser Default”), then Seller, as its sole and exclusive remedy, may elect to (A) terminate this Agreement by providing written notice to Purchaser, in which case the Earnest Money shall be disbursed to Seller in accordance with Section III.B.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing pursuant to this Agreement, in which case Seller shall be deemed to have waived such Purchaser Default.  Notwithstanding the foregoing, Seller shall have the right to bring an action for damages against Purchaser for (I) Purchaser’s failure to deposit the Deposit as required, and (II) Purchaser’s breach of its covenants or obligations under Section XVI.B. The preceding sentence shall survive the termination of this Agreement.

D.      Purchaser’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to exercise their remedies under Section XIII.C(A) for a Purchaser Default or Section IX.C.2 for a failure of a Seller Closing Condition (a “Seller Closing Condition Failure”), unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser Default or Seller Closing Condition Failure (as the case may be), and Purchaser has not cured such Purchaser Default or Seller Closing Condition Failure (as the case may be) within five (5) Business Days after Purchaser’s receipt of such notice (the “Purchaser Cure Period”), in which case the Closing shall be postponed until the date which is five (5) Business Days after the expiration of the Purchaser Cure Period.

E.      LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION XIII.C, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, THE PARTIES AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT IN ADDITION TO THE EARNEST MONEY, SELLER SHALL RETAIN ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO THOSE OBLIGATIONS OF PURCHASER WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

XIV. RISK OF LOSS

A.      Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

          1.          Material Casualty. If the amount of the repair or restoration of the Hotel damaged by such Casualty equals or exceeds five percent (5%) of the Purchase Price (a “Material Casualty”) and the Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (a) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section III.B.4 and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible, and (B) and the reasonable estimated costs for the repair or restoration of the Hotel required by such Casualty, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (a) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

          2.          Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors) in an amount equal to the lesser of: (1) the applicable insurance deductible, and (2) the reasonable estimated costs for the repair or restoration required by such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing.

B.      Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

          1.          Material Condemnation. If the Condemnation would (i) result in the permanent loss of more than five percent (5%) of the Purchase Price, or (ii) cause the Hotel to materially violate any Applicable Law including, without limitation, zoning laws and requirements (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Condemnation, to (I) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section III.B.4 and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (II) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (I) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

          2.          Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.

XV. SURVIVAL, INDEMNIFICATION AND RELEASE

A.      Survival. Except as expressly set forth in this Section XV.A, all representations, warranties, covenants, liabilities and obligations shall be deemed (i) if the Closing occurs, to merge in the Deed and not survive the Closing, or (ii) if this Agreement is terminated, not to survive such termination.

          1.          Survival of Representations and Warranties. If this Agreement is terminated, the representations and warranties in Section VII.A.18, VII.B.4 and VII.B.5 shall survive such termination until the expiration of the applicable statute of limitations. If the Closing occurs, (i) the representations and warranties of Seller in Sections VII.A.1, VII.A.2, VII.A.3, VII.A.18 and VII.A.19, and the representations and warranties of Purchaser in Section VII.B shall survive the Closing until the expiration of the applicable statute of limitations, and (ii) all other representations and warranties of Seller in Section VII.A shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern Time) on the date which is one (1) year after the Closing Date (the period any representation or warranty survives termination or the Closing as set forth in this Section XV.A.1) is referred to herein as the “Survival Period”).

          2.          Survival of Covenants and Obligations. If this Agreement is terminated, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the termination of this Agreement shall survive such termination. If the Closing occurs, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the Closing shall survive the Closing.

          3.          Survival of Indemnification. This XV and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing or termination of this Agreement.

B.      Indemnification by Seller. Subject to the limitations set forth in V, Sections XV.A, XV.D, XV.E, XV.F, XV.G, XV.H and any other express provision of in this Agreement, Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representations or warranties of Seller in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) the breach by Seller of any of their covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (iii) any Retained Liabilities.

C.      Indemnification by Purchaser. Subject to the limitations set forth in Sections XV.A, XV.D, XV.E and XV.F, Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (i) any breach of any express representations or warranties of Purchaser in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (iii) any Assumed Liabilities; provided, however, that, without limiting the release set forth in Section XV.G, Purchaser shall not be required to indemnify and/or hold harmless any Seller Indemnitee against any claim or action brought against such Seller Indemnitee alleging that a violation of any Environmental Law existed prior to Closing.

D.      Limitations on Indemnification Obligations.

          1.          Failure to Provide Notice within Survival Period. Notwithstanding anything else to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for a breach of any representations or warranties shall be entitled to indemnification for such breach only if the Indemnitee has given written notice to the Indemnitor in accordance with Section XV.E.1 prior to the expiration of the applicable Survival Period.

          2.          Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall be not be required to provide indemnification to the Purchaser Indemnitees pursuant to clause (i) of Section XV.B to the extent that the aggregate amount of all Indemnification Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification under clause (i) of Section XV.B (A) does not exceed Two Hundred Twenty Five Thousand and no/100 Dollars ($225,000.00) (the “Indemnification Deductible”), or if such Indemnification Losses exceed the Indemnification Deductible, Purchaser shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (B) exceeds Two Million Two Hundred Fifty Thousand and no/100 Dollars ($2,250,000.00).  For the avoidance of doubt, Seller agrees and acknowledges that the limitations in this Section 2 shall not apply to any indemnification provided to Purchaser by Seller pursuant to Section XIII.B.

          3.          Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section XV.E.1, (i) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (ii) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

          4.          Effect of Taxes, Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this XV shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third-party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third-party reimbursement with respect to such Indemnification Claim, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss.

E.      Indemnification Procedure.

          1.          Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under Sections III.D, IV.A.5, VIII.D.2, VIII.D.3, VIII.H, XII.A, XII.B, XV.B or XV.C or any other express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

          2.          Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

          3.          Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, or if in the good faith judgment of the Indemnitee the Indemnitor or counsel for the Indemnitor shall have a conflict of interest which would adversely affect the Indemnitor’s or its counsel’s ability to defend such Third-Party Claim on behalf of the Indemnitee, the Indemnitee shall have the right to retain the defense of such Third-Party Claim at the cost and expense of the Indemnitor, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

          4.          Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing, or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto.

F.      Exclusive Remedy for Indemnification Loss. Except for claims based on fraud, the indemnification provisions in this XV shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

G.     RELEASE OF SELLER FOR VIOLATIONS OF APPLICABLE LAW.  NOTWITHSTANDING ANY INDEMNIFICATION OBLIGATION OF SELLER UNDER THIS AGREEMENT, PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) DOES HEREBY FOREVER RELEASE AND DISCHARGE THE SELLER INDEMNITEES FROM ANY AND ALL VIOLATIONS OF APPLICABLE LAW INCLUDING, WITHOUT LIMITATION VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990 AND ALL ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL LIABILITIES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER; PROVIDED, HOWEVER, THAT SUCH RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY INDEMNIFICATION OBLIGATION OF SELLER TO THE EXTENT RESULTING FROM A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SET FORTH IN SECTION VII.A.6 AND SECTION VII.A.8.  NOTHING CONTAINED IN THIS RELEASE, HOWEVER, IS INTENDED TO OR SHALL BE DEEMED TO RELEASE ANY CLAIMS WHICH PURCHASER MAY HAVE AGAINST ANY OTHER POTENTIALLY LIABLE PARTY WITH RESPECT TO ANY SUCH VIOLATIONS OF APPLICABLE LAW.

H.     Liability under Deed. Purchaser agrees that if Purchaser has any right or claim against Seller pursuant to the warranties in the Deed delivered by Seller to Purchaser, Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the applicable Title Policy prior to bringing any claim or action against Seller in respect of such warranties.  Seller agrees that, with respect to any such right or claim by Purchaser against Seller pursuant to the Deed, the applicable statute of limitations shall be tolled while Purchaser diligently pursues such rights and remedies against the Title Company.

XVI. MISCELLANEOUS PROVISIONS

A.     Notices.

          1.        Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to Seller:

Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
Attn: General Counsel
Facsimile No.: (914) 640-8260

And to:

Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
Attn: President, Real Estate Group
Facsimile No.: (914) 640-8315

With a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Gary E. Axelrod, Esq.
Facsimile No.: (312) 861-2200

If to Purchaser:

c/o Noble Investment Group, LLC
1100 Monarch Tower
3424 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attn: Mitesh B. Shah
Facsimile No.: (404) 262-9244

With a copy to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attn: Thomas S. Gryboski, Esq.
Facsimile No.: (404) 365-9532

         2.          Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section XVI.A.4) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section XVI.A.3.

         3.          Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section XVI.A by providing a Notice of such change in address and/or facsimile number as required under this Section XVI.A.

         4.          Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

B.      No Recordation. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or evidencing the termination of this Agreement.

C.      Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

D.      Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  Notwithstanding the foregoing, Purchaser shall have the right to designate any Affiliate as its nominee to receive title to the Property, or assign all of its right, title and interest in this Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than ten (10) days prior to the Closing; provided, however, that (a) such Affiliate remains an Affiliate of Purchaser, (b) Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment until Closing, at which time Purchaser shall be released, and (c) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, which shall (i) provide that Purchaser and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement until Closing, (ii) provide that Purchaser and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, (iii) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing, and (iv) otherwise be in form and substance satisfactory to Seller.

E.      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

F.      Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

G.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

H.     Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

         1.          Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

         2.          All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

         3.          The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

         4.          Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

         5.          The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

         6.          The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

         7.          The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

I.       Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

J.      JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN STATE COURT IN FULTON COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, IN THE STATE OF GEORGIA, AND SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.

K.     WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVE ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

L.      Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

M.    Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section XVI.N) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

N.     Updates of Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement any schedule to this Agreement without Purchaser’s consent from time to time without Purchaser’s consent to the extent that (i) such schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, and (ii) Seller did not have Knowledge as of the time the original schedule was delivered to Purchaser of the matter being disclosed in such amendment or supplement by providing a written copy of such amendment or supplement to Purchaser.  If Seller makes any such amendment or supplement to the schedules after the Effective Date (a “Post-Due Diligence Disclosure”), then (A) such Post-Due Diligence Disclosure shall constitute a Purchaser Closing Condition Failure if, and only if, the corresponding representation or warranty or other information would be untrue or incorrect in any material respect in the absence of such Post-Due Diligence Disclosure which is amended or supplement by such Post-Due Diligence Disclosure and would result in a material adverse effect to Purchaser’s ownership of the Property or the conduct of the Business upon Closing, and (B) if Purchaser proceeds to Closing notwithstanding such Post-Due Diligence Disclosure, the corresponding representation, warranty or other information shall be deemed qualified by such Post-Due Diligence Disclosure for the purposes of limiting the defense and indemnification obligations of Seller under this Agreement.

O.     Entire Agreement. This Agreement and the Confidentiality Agreement set forth the entire understanding and agreement of the Parties hereto, and shall supersede the Letter of Intent and any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transaction described in this Agreement.

P.      Amendments, Waivers and Termination of Agreement. Except as set forth in Section XVI.N, no amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

Q.     Not an Offer. The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Agreement to all other Parties.

R.     Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

S.      Audit of Financial Statements. Subject to the provisions of Section VIII.A, Purchaser may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of Seller’s books and records which relate exclusively to the Property, including the historical financial statements of the Property, which audits shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof; provided, however, that (i) the completion of such audit shall not be a condition precedent to Purchaser’s obligation to close the transactions described in this Agreement, and (ii) Purchaser shall promptly reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller or any of its Affiliates in connection with such audit.  Seller shall cooperate in connection with the performance of such audits and shall provide all information reasonably requested by the accountants performing such audits with respect to the Property, at no cost or expense to Seller.  In connection with such audits, Seller shall provide the accountants performing such audits with representation letters reasonably acceptable to Seller and such accountants, at no cost or expense to the Seller.  Purchaser may request that Starwood cause its own accountants to perform such audits, at Purchaser’s sole cost and expense, in which case Purchaser shall enter into a separate engagement letter with such accountants pursuant to which Purchaser shall pay the costs of such audits.  The covenant of Seller with respect to such audits as set forth in this Section XVI.S shall survive Closing for a period of one (1) year.

[Remainder of page intentionally left blank;
Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

STARWOOD CMBS I LLC,
a Delaware limited liability company

By:	Starwood CMBS II LLC,
a Delaware limited liability company
Its:	Sole Member

	By:	Starwood Checkmate Holdings LLC,
a Delaware limited liability company
	Its:	Sole member

		By:	Starwood Hotels & Resorts Worldwide, Inc.
a Maryland corporation
		Its:	Sole member

By:

Name:

Title:

[Signatures continue on following page]

PURCHASER:

NOBLE-DIAMONDROCK PERIMETER CENTER OWNER, LLC, a Delaware limited liability company

By:	NOBLE PERIMETER CENTER INVESTOR, LLC, a Georgia limited liability company
Its:	Special Member

By:

	Name:	Mitesh B. Shah
	Title:	President

LIMITED JOINDER

          Starwood hereby joins in the execution of this Agreement solely for the purpose of guaranteeing the obligations of Seller pursuant to Section VIII.K (the “ADA Remediation Obligations”).

          Starwood’s liability under this Limited Joinder is primary and direct and may be enforced in full or in part, from time to time, after nonperformance of all or any part of the ADA Remediation Obligations by Seller, in each case without requiring the Purchaser Indemnitees to resort to any other Person, including, without limitation, Seller, or any other right, remedy or collateral.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation

By:

Name:

Title:

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

STARWOOD CMBS I LLC, a Delaware limited liability company

AS SELLER

AND

NOBLE-DIAMONDROCK PERIMETER CENTER OWNER, LLC, a Delaware limited liability company

AS PURCHASER

DATED AS OF APRIL 24, 2006

FOR THE

THE WESTIN ATLANTA NORTH AT PERIMETER

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II THE PROPERTY AND LIABILITIES		10
2.1	Description of the Property	10
2.2	Excluded Property	13
2.3	Assumed Liabilities	14
2.4	Retained Liabilities	14

ARTICLE III PURCHASE PRICE		15
3.1	Purchase Price	15
3.2	Earnest Money	15
3.3	Payment of Purchase Price	15
3.4	Like-Kind Exchange	16

ARTICLE IV DUE DILIGENCE		16
4.1	Due Diligence	16

ARTICLE V TITLE TO THE PROPERTY		19
5.1	Title Commitment	19
5.2	Survey	19
5.3	Exceptions to Title	19
5.4	Title Policy	21
5.5	Conveyance of the Property	21

ARTICLE VI CONDITION OF THE PROPERTY		21
6.1	PROPERTY SOLD “AS IS”	21
6.2	LIMITATION ON REPRESENTATIONS AND WARRANTIES	21
6.3	RELIANCE ON DUE DILIGENCE	22

ARTICLE VII REPRESENTATIONS AND WARRANTIES		23
7.1	Seller’s Representations and Warranties	23
7.2	Purchaser’s Representations and Warranties	27

ARTICLE VIII COVENANTS		28
8.1	Confidentiality	28
8.2	Conduct of the Business.	29
8.3	Licenses and Permits	29
8.4	Employees	30
8.5	Bookings	32
8.6	Tax Contests	32
8.7	Notices and Filings	33
8.8	Access to Information	33
8.9	Privacy Laws	33

8.10	Estoppels.	33
8.11	ADA Settlement Agreement	34
8.12	Further Assurances	35

ARTICLE IX CLOSING CONDITIONS		35
9.1	Mutual Closing Conditions	35
9.2	Purchaser Closing Conditions	36
9.3	Seller Closing Conditions	36
9.4	Frustration of Closing Conditions	37

ARTICLE X CLOSING		37
10.1	Closing Date	37
10.2	Closing Escrow	37
10.3	Closing Deliveries	38
10.4	Possession	40

ARTICLE XI PRORATIONS AND EXPENSES		40
11.1	Closing Statement	40
11.2	Prorations	40
11.3	Accounts Receivable	42
11.4	Transaction Costs	43

ARTICLE XII TRANSITION PROCEDURES		44
12.1	Safe Deposit Boxes	44
12.2	Baggage	44
12.3	Removal of IT Systems	44
12.4	Starwood Proprietary Property	45
12.5	Notice to Employees	45
12.6	Notice to Guests	45

ARTICLE XIII DEFAULT AND REMEDIES		45
13.1	Seller’s Default	45
13.2	Seller’s Right to Cure	46
13.3	Purchaser’s Default	46
13.4	Purchaser’s Right to Cure	46
13.5	LIQUIDATED DAMAGES	47

ARTICLE XIV RISK OF LOSS		47
14.1	Casualty	47
14.2	Condemnation	48

ARTICLE XV SURVIVAL, INDEMNIFICATION AND RELEASE		48
15.1	Survival	48
15.2	Indemnification by Seller	49
15.3	Indemnification by Purchaser	49
15.4	Limitations on Indemnification Obligations	49
15.5	Indemnification Procedure	50

15.6	Exclusive Remedy for Indemnification Loss	51
15.7	RELEASE OF SELLER FOR VIOLATIONS OF APPLICABLE LAW	51
15.8	Liability under Deed	52

ARTICLE XVI MISCELLANEOUS PROVISIONS		52
16.1	Notices	52
16.2	No Recordation	53
16.3	Time is of the Essence	54
16.4	Assignment	54
16.5	Successors and Assigns	54
16.6	Third Party Beneficiaries	54
16.7	GOVERNING LAW	54
16.8	Rules of Construction	54
16.9	Severability	55
16.10	JURISDICTION AND VENUE	55
16.11	WAIVER OF TRIAL BY JURY	55
16.12	Prevailing Party	56
16.13	Incorporation of Recitals, Exhibits and Schedules	56
16.14	Updates of Schedules	56
16.15	Entire Agreement	56
16.16	Amendments, Waivers and Termination of Agreement	56
16.17	Not an Offer	56
16.18	Execution of Agreement	57
16.19	Audit of Financial Statements	57

LIST OF EXHIBITS

Exhibit A	Form of Earnest Money Escrow Agreement
Exhibit B	Form of New Franchise Agreements
Exhibit C	Form of Beverage Services Agreement
Exhibit D	Form of Seller Closing Certificate
Exhibit E	Form of Deed
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Assignment and Assumption of Leases, Contracts, Licenses and Permits
Exhibit H	Form of Purchaser Closing Certificate

LIST OF SCHEDULES

Schedule I.A	ADA Settlement Agreement
Schedule II.A.1	Legal Description of the Land
Schedule II.A.12	Intellectual Property
Schedule II.B.7	Excluded IT Systems
Schedule V.B	Survey
Schedule V.C.1	Unpermitted Exceptions
Schedule VIII.D.1	Retained Employees